Exhibit 99.1

PRESS RELEASE

May 4, 2006

CRESCENT BANKING COMPANY

P.O. Box 668, 7 Caring Way, Jasper, GA 30143, (678) 454-2266, (800) 872-7941, Fax (678) 454-2282

CRESCENT BANKING COMPANY

DECLARES QUARTERLY DIVIDEND AND ANNOUNCES EARNINGS

Crescent Banking Company, Jasper, Georgia (Nasdaq Capital Market–CSNT) (the “Company”) is pleased to announce that its Board of Directors has declared the Company’s 39th consecutive quarterly cash dividend on its common stock. The dividend of $.12 per share, an increase of 26% over last quarter’s dividend, is payable on May 31, 2006 to holders of record on May 15, 2006.

The Company’s net income for the quarter ended March 31, 2006 totaled $1.4 million, which represented net income per share on a basic and a fully diluted basis of $0.55 and $0.53, respectively. In comparison, the Company had total net income for the quarter ended March 31, 2005 of $1.0 million, which represented net income per share on a basic and a fully diluted basis of $0.41 and $0.40, respectively. The first quarter 2005 income included a non-recurring gain of $259,248 on the call of an investment security.

The Company’s loan portfolio increased from $593.7 million at December 31, 2005 to $611.6 million at March 31, 2006, a $17.9 million increase. The Company anticipates the construction on its full service office at the corner of Reinhardt College Parkway and Riverstone Boulevard in Canton will be completed during the third quarter and that the construction of its full service office at the corner of Ragsdale Road and Highway 92 in Woodstock will be completed during the fourth quarter. The Company now has 10 full service offices, four loan production offices and a corporate office located in seven counties in north Georgia.

Don Boggus, the Company’s President, stated: “We are very pleased with our performance in the first quarter as we recorded record earnings from our banking franchise as net income increased 39% in comparison to the first quarter 2005. We are pleased to see the earnings results of our expansion strategy. We are excited and committed to be building a strong community banking franchise in some of the most attractive markets in Georgia, including some of the fastest growing markets in the United States. We believe we are building value in the geographic footprint that we are creating.”

Crescent Banking Company is a bank holding company headquartered in Jasper, Georgia with total consolidated assets of approximately $719.6 million and consolidated shareholders’ equity of $56.7 million, or $21.99 per share of common stock, as of March 31, 2006. The Company had approximately 2.6 million shares of common stock outstanding at March 31, 2006. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “CSNT.”

Certain of the statements in this press release are “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements, including statements about the timing and the effects of the Company’s community banking expansion, including expectations of the costs and profitability of such expansion, are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described herein and in the Company’s annual report on Form 10-K for the year ended December 31, 2005 under “Special Cautionary Notice Regarding Forward Looking Statements, “Risk Factors” and otherwise in the Company’s SEC reports and filings. We do not undertake any obligation to update our forward-looking statements.